Exhibit 99.1

Contact: James A. Tracy, CFO Tel: (508) 650-9971 ext. 315 jtracy@visionsciences.com

Vision Sciences® Announces Results for Q1 2007

NATICK, Mass., August 1, 2006 — Vision-Sciences, Inc. (Nasdaq: VSCI) today announced results for its fiscal first quarter of fiscal 2007 that ended June 30, 2006 (“Q1 07”).  For Q1 07, sales were $2.01 million, a decrease of 21%, compared to $2.53 million for the fiscal quarter ended June 30, 2005 (“Q1 06”).  The net loss for Q1 07 increased to $1.16 million, or $0.03 per share, compared to a net loss of $0.83 million, or $0.02 per share, in Q1 06.  The increased loss in Q1 07 was due primarily to lower sales volume and higher spending for operations, compared to Q1 06.  Included in operating expenses were $0.12 million of stock-based compensation charges in Q1 07, compared to $0.05 million in Q1 06. The increase was due to the Company recording stock-based compensation expense according to SFAS 123R for the first time.

Abbreviated results, in $000’s except for per share data, for Q1 07, compared to Q1 06 are as follows:

	Q1 07	Q1 06	Increase (Decrease)
Sales	$2,007	$2,533	$(526)
Net loss	$(1,160)	$(831)	$(329)
Net loss per share	$(0.03)	$(0.02)	$(0.01)

Sales of the medical segment were $1.35 million in Q1 07, a decrease of 29%, compared to sales of $1.91 million in Q1 06.  Sales of the industrial segment were $0.65 million in Q1 07, an increase of 5%, compared to sales of $0.62 million in Q1 06.  The decrease in sales of the medical segment was due primarily to lower unit volume of the Company’s Cystoscopes and Slide-On® EndoSheath® Systems (“EndoSheaths”) for the domestic urology market, and lower volume of endoscopes for the domestic and international Ear-Nose-Throat (“ENT”) markets.  Partially offsetting these lower sales were higher sales of the Company’s EndoSheaths for the domestic and international ENT markets.

Ron Hadani, President and CEO of Vision Sciences, stated, “For Q1 07, we were pleased with the growth in our sales of ENT EndoSheaths to the domestic and international markets, but disappointed in the results for ENT endoscopes.  We expected lower sales to the urology market, as we are in the process of building our domestic and international distribution networks for that market.  We continue to expect building this distribution network for our urology products will take us another 3-6 months.”

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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